EXHIBIT 99.1

NEWS RELEASE

Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728
Leigh Parrish, Financial Dynamics
(212) 850-5651
Peter Schmidt, Financial Dynamics
(212) 850-5654

SPORT CHALET PROVIDES BUSINESS UPDATE
FOR SECOND QUARTER FISCAL 2008

Los Angeles, California, September 19, 2007 - Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced its business update for the second quarter ending September 30, 2007.

During the second quarter the Company continued to experience a challenging sales environment, which will impact its sales and earnings results. In particular, Sport Chalet has seen continuing soft comparable store sales trends in its mature markets, partially due to cannibalization resulting from the Company’s backfilling core markets to increase overall market share. Additionally, the Company has experienced a further negative impact to its results due to weak macroeconomic trends in the Company’s markets.

As a result of the above trends, the Company currently expects to report second quarter net sales in the range of $97 million to $98 million up from $91.3 million in the same period of the prior year. Comparable store sales for the second quarter are expected to decline in the range of 2-3 percent. Sport Chalet anticipates second quarter earnings per diluted share will range between breakeven and $0.02 compared to earnings per diluted share of $0.12 in the prior year’s second quarter.

Given the recent challenging selling environment, Sport Chalet is taking a cautious approach in its outlook for the remainder of the fiscal year. Assuming current macroeconomic and company trends continue in the second half of the year, management expects full fiscal year net sales will increase moderately over fiscal 2007 while comparable store sales are expected to be flat to slightly below the prior fiscal year. Net income is expected to be slightly lower than last year as sales growth from new stores is offset by their costs, due to new stores taking time to reach operating efficiency. The Company also noted that its third and fourth fiscal quarters include the holiday selling season plus the winter business and can therefore be difficult to predict.

“We are disappointed in our performance in the second quarter,” Craig Levra, Chairman and CEO of Sport Chalet, stated. “We have experienced uneven sales across our store base during the quarter. As we entered the year, we planned for a certain level of sales pressure on select mature stores as a result of our backfilling strategy as well as from competition entering our markets. However, this sales pressure has been prolonged and exacerbated by softer than expected consumer trends, particularly in Southern California.

“While we are operating in a challenging environment, we remain focused on things that are within our control and are confident that this will allow Sport Chalet to navigate through the current market conditions. We strongly believe in our overall growth strategy as the performance of our new stores remains solid and we are continuing to receive good customer response to our merchandise and services. We are continuing to find and bring in new specialty brands and merchandise that is geared toward sports enthusiasts and will create excitement in our stores. We have also implemented a program to better analyze and improve our marketing and advertising efforts and will be executing new results-based initiatives as we go forward. Additionally, we remain committed to rolling out our Action Pass frequent shopper program to all of our stores this fall to continue to attract and build strong relationships with those customers who shop more frequently in our stores. Our entire team is dedicated to successfully carrying out our strategic initiatives and driving the long-term growth of Sport Chalet.”

Sport Chalet will report full financial results for the second quarter of fiscal 2008 in early November.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada and Arizona. The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 48 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other things, our statements concerning anticipated second quarter net sales, comparable store sales and earnings per diluted share; management’s expectation that full fiscal year net sales will increase moderately over fiscal 2007; management’s expectation that comparable store sales are expected to be flat to slightly below the prior fiscal year. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the impact of the Company’s backfilling strategy on existing stores, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.